Exhibit 99.1

GAIN Capital Holdings, Inc. Completes Acquisition of Open E Cry, LLC from optionsXpress Holdings, Inc.

Bedminster, N.J. – September 6, 2012 – GAIN Capital Holdings, Inc. (NYSE: GCAP; “the Company”), a global provider of online trading services, has completed its previously announced purchase of Open E Cry, LLC (“OEC”), an online futures broker, from optionsXpress Holdings, Inc. a subsidiary of The Charles Schwab Corporation. The acquisition of OEC adds futures and exchange traded options to GAIN’s core forex trading offering, in keeping with the Company’s strategy to diversify its product offerings and grow its commission-based revenue sources.

“We are pleased to have completed this transaction in a timely manner and look forward to offering our retail and institutional customers OEC’s broad range of futures and related exchange-traded market products,” said Glenn Stevens, CEO of GAIN Capital. “OEC has a successful track record of growth and we believe there are significant opportunities to further develop and grow its business, as well as potential synergies to achieve greater operating efficiency.”

As of July 31, 2012, OEC held approximately $104.8 million in customer assets and approximately 8,316 open accounts. OEC’s revenue was $13.6 million for the fiscal year ended December 31, 2011. The Company expects the acquisition to be accretive to fiscal year 2012 earnings.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes, including foreign exchange (forex or FX), contracts for difference (CFDs) and exchange-based products, to a diverse client base of retail and institutional investors.

A pioneer in online forex trading, GAIN Capital operates FOREX.com, one of the largest and best-known brands in the retail forex industry. GAIN’s other businesses include GAIN GTX, a fully independent FX ECN for hedge funds and institutions, and GAIN Securities, Inc. (member FINRA/SIPC) a licensed U.S. broker-dealer.

GAIN Capital and its affiliates have offices in New York City; Bedminster, New Jersey; London; Sydney; Hong Kong; Tokyo; Singapore; Beijing and Seoul.

For company information, visit www.gaincapital.com.

Media Contact

Mike Geller, Edelman for GAIN Capital

+1 212.729.2163

pr@gaincapital.com

Investor Relations Contact

Hugh Collins and Lynn Morgen

MBS Value Partners

gain@mbsvalue.com

Forward Looking Statements

In addition to historical information, this press release contains “forward-looking” statements that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital’s annual report on Form 10-K, as filed with the Securities and Exchange Commission on March 15, 2012, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.